September 24, 2009


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

To Whom It May Concern:

We have read item 4.01 of NASB Financial, Inc.'s Form 8-K dated September 24, 2009, and have the following comments:

1.	We agree with the statement made in the first
paragraph as to our dismissal and to the statements made in the second paragraph.

2.	We have no basis to agree or disagree with the
statements made in the first paragraph and third paragraph, other than the statement made in the first paragraph as to our dismissal as noted in (1) above.

/s/ BKD, LLP

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